Exhibit 10.4

TRYHARD Holdings Limited

541-0056, 2 Chome 5−19

Kyutaromachi

Chuo Ward, Osaka

Japan

26 June, 2025

Mr. Kwok Ho Yin

Re: Appointment as Chief Financial Officer

Dear Mr. Kwok:

TryHard Holdings Limited (the “Company”), an exempted company incorporated in the Cayman Islands, is pleased to offer you a position as chief financial officer. This letter shall constitute an agreement (the “Agreement”) between you and the Company and contains all the terms and conditions relating to the services you are to provide.

1. Term. This Agreement shall for the ensuing year, commence as of October 16, 2024. Your term as chief financial officer shall continue subject to the provisions in Section 6.5 below.

2. Services. You shall render services as chief financial officer in accordance with the applicable law and stock exchanges rules as well as the Articles of Incorporation and Bylaws, and such other services mutually agreed to by you and the Company.

Your scope of services shall include (but are not limited to):

●	Providing leadership, direction and management of the finance and accounting team;
●	Providing strategic recommendations to the chief executive officer and members of the board of directors (the “Board”)
●	Performing financial forecasting and budgets, valuation modelling, and overseeing the preparation of all financial reporting;
●	Reviewing investor reports and maintaining strong liaison with shareholders and potential investors;
●	Working with the accounts team to ensure accurate financial reporting and ensuring consistent tracking of financial performance to meet and exceed business targets;
●	Evaluating financial performance by comparing and analysing performance results with plans and forecasts, for enhanced decision making in achieving corporate growth;
●	Guiding the cost analysis process by establishing and enforcing policies and procedures;
●	Reviewing interim and annual results; and
●	Performing other functions and other job duties as assigned.

The scope of services described in this Section 2 shall hereinafter be referred to as your “Duties.”

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. You agree, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). During the term of this Agreement, and for a period of one (1) year after the termination of this Agreement, you shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any person, firm, partnership, corporation or unincorporated association or entity of any kind in Japan that is competitive with the Company or otherwise undertake any obligation inconsistent with the terms hereof. A business shall be deemed to be “competitive with the Company” for purpose of this Section 3 only if and to the extent it engages in the business substantially similar to the Company’s lifestyle entertainment business.

4. D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its officers and directors’ insurance policy with coverage determined annually by the Company to the same extent as other directors and officers covered under the policy. The Company agrees to maintain such insurance during the term that you serve as a chief financial officer.

5. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

6. Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

6.1. Definitions. For purposes of this Agreement, the term “Confidential Information” means:

a. Any information that the Company possesses that has been created, discovered, or developed by or for the Company, and that has or could have commercial value or utility in the business in which the Company is engaged; or

b. Any information that is related to the business of the Company and is generally not known by non-Company personnel.

c. By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements.

6.2. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

a. Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

b. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

c. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

6.3. Documents. You agree that, without the express prior written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines, or any other documents or items that in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation, as defined in Section 6.5 herein.

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6.4. No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this Section 6.4 shall survive termination of this Agreement for twelve-month period.

6.5. Termination and Resignation. Both parties may terminate this Agreement for any or no reason by delivering three months’ prior written notice of resignation to the Company (“Resignation”) and such Resignation shall be effective upon its acceptance by the Board, provided, however, that if the Board has not acted on such written notice within ten days from its date of delivery, then your Resignation shall upon the tenth day be deemed accepted by the Board. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any cash compensation (or equivalent value in ordinary shares of the Company) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation; provided that the Company’s obligation to pay you any cash compensation shall be prorated where necessary.

7. Governing Law. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of Japan without regard to any conflicts of law principles that would result in the application of the laws of another jurisdiction.

8. Arbitration. Any dispute, controversy, difference or claim arising out of or relating to this agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Japan Commercial Arbitration Association (JCAA).

The Parties agree as follows:

●	The law of this arbitration clause shall be Japanese.
●	The place of arbitration shall be [Osaka], Japan.
●	The number of arbitrators shall be one.
●	The arbitration proceedings shall be conducted in the Japanese language.

9. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TRYHARD HOLDINGS LIMITED

By:
Rakuyo Otsuki Executive Director & Chief Executive Officer

AGREED AND ACCEPTED BY

KWOK HO YIN:

Printed Name:	Kwok Ho Yin
Address:	17B Giovane 201 Castle Peak Rd Kowloon Hong Kong

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